Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

Board of Directors
Cheviot Financial Corp.
Cincinnati, Ohio

We consent to incorporation by reference in this Registration Statement on Form S-8 of Cheviot Financial Corp. of our Report of Independent Registered Public Accounting Firm, dated March 14, 2012, on the consolidated statements of financial condition of Cheviot Financial Corp. as of December 31, 2011 and 2010, and the related consolidated statements of earnings, comprehensive income, shareholders' equity and cash flows for the years ended December 31, 2011, 2010 and 2009, which reports appear in the 2011 annual report on Form 10-K of Cheviot Financial Corp.

/s/Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
March 20, 2012